Exhibit 10.1

Agreement for Conversion of Amounts Owed to Promissory Note and Agreement to Amend Lease

This Agreement is made effective as of December 31, 2024 between WL Holdings, LTD ("Landlord") and Bespoke Extracts Colorado, LLC ("the Company").

WHEREAS:

The Company and the Landlord are both parties to that certain lease dated December 2, 2021 (the "Lease"):

The Company is the holder of certain promissory Notes issued by WL Holdings, Ltd

The Company owes the Landlord the sum of $169,000 as of December 31, 2024.

The Landlord and Company mutually desire to amend and restate the amounts owed between the two parties and convert all amounts into a promissory note to be paid by the Company to the Landlord under the following terms:

AGREEMENT:

1.	Conversion of all amounts owed to Promissory Note: The sum of $169,000; owed by the Tenant for all items oustanding shall be converted into a promissory note, in the form attached hereto as Exhibit A.

2.	Effective as of December 31, 2024, the WL Holdings promissory notes are extinguished;

3.	Effective as of December 31, 2024, the Lease is modified as follows:

a.	Section 2.4 (a) (iii) is deleted and replaced with

i.	“Beginning January 1, 2025, the Base Rent shall be $4,000.00”

4.	Entire Agreement: This document constitutes the entire agreement between the parties and supersedes all prior understandings, whether written or oral, regarding the subject matter herein.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

WL Holdings, Ltd	Bespoke Extracts Colorado, LLC

/s/	/s/

February 19, 2025